EXHIBIT 99.1

February 10, 2011	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
Website: www.midwaygold.com

Midway Gold Accelerates Expiry date of Warrants

Denver, Colorado – Midway Gold Corp. (the “Company”) advises that it is accelerating the expiry date of certain outstanding warrants pursuant to the terms of a purchase warrant indenture (the "Indenture") between the Company and Computershare Trust Company of Canada dated November 22, 2010.

The Company has 3,330,000 common share purchase warrants (the "Warrants") governed by the Indenture.  On February 9, 2011, the Company gave notice, to the holders of the Warrants accelerating the expiry date of those warrants to March 14, 2011.  As a result, each Warrant entitles the holder to acquire one common share of the Company at a price of US$0.90 on or before 5:00 p.m. (Vancouver time) on March 14, 2011.  Warrants that are not been exercised by March 14, 2011 will expire and will thereafter be void and of no value or effect.

ON BEHALF OF THE BOARD
"Daniel Wolfus"
Dan Wolfus, Director, Chairman and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to design, build, and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. Midway controls over 65 square miles of mineral rights in the western United States; four advanced projects include: Spring Valley, Pan, Golden Eagle, and Midway. Two early stage exploration targets are Gold Rock and Burnt Canyon. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.